Function(x) Inc. to Present at PIONEERS 2017, Presented by Joseph Gunnar & Co., LLC

NEW YORK – April X, 2017, – Function(x) Inc. (Nasdaq: FNCX) (the “Company”) a leading social publishing and interactive media platform, today announced that it will be presenting at PIONEERS 2017, presented by Joseph Gunnar & Co., on Tuesday, May 2nd at 8:30 AM EST (Lotus West) at the Mandarin Oriental Hotel in New York City. The presentation will be webcast live at http://wsw.com/webcast/pioneers2/fncx, and available for replay at functionx.com.
Robert F.X. Sillerman, Executive Chairman and Chief Executive Officer, will present the Company’s corporate presentation and recent highlights. Mr. Sillerman will also be available for one-on-one meetings. To arrange a meeting with management, please contact Robert Haag at fncx@irthcommunications.com or 1-866-976-4784.
About Joseph Gunnar & Co., LLC
Joseph Gunnar & Co., LLC was founded in 1997 as a full service broker-dealer dedicated to assisting investors achieve their financial goals by providing a full array of investment products and vehicles to private and corporate clients. We pride ourselves on our personalized service not often available at many "bulge bracket" firms. We are a member of FINRA & SIPC. The Joseph Gunnar PIONEERS 2017 Conference will include: company presentations, 1x1 investor meetings and networking opportunities.
About Function(x)
Function(x) operates Wetpaint.com and Rant. Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Rant is a leading digital publisher with original content in multiple different verticals, most notably in sports, entertainment, and pets. Function(x) Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. Function(x) Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x),

Inc.undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.
Contact:
For Function(x):
Investors:
Michelle Lanken, 212-231-0092
Chief Financial Officer
mlanken@functionxinc.com
or
Media Relations:
IRTH Communications
Robert Haag, 866-976-4784
Managing Director